Exhibit 99.1

APX GROUP HOLDINGS, INC. REPORTS THIRD QUARTER 2014 RESULTS

•	APX Group Reports Record Total Revenue of $146.9 Million, up 13% Year over Year

•	Total Recurring Monthly Revenue of $49.0 Million, up 15% Year over Year

•	Adjusted EBITDA $78.8 Million on a Net Loss of $59.5 Million

•	Added Over 73,000 Subscribers to the SkyControl Smart Home Operating System an 86% Increase From Second Quarter 2014

Provo, UT – November 11, 2014 – APX Group Holdings, Inc. (“APX Group”, “Vivint” or the “Company”) today reported results for the three and nine month periods ended September 30, 2014. APX Group reported total revenue of $146.9 million for the three month period ended September 30, 2014, an increase of 13.4%, as compared to $129.5 million for the three month period ended September 30, 2013. Total revenue for the nine month period ended September 30, 2014 was $411.2 million, up 11.7% compared to $368.2 million for the same period of 2013. Year-to-date total revenue, net of the sale of 2GIG Technologies, Inc. (the “2GIG Sale”) in the first quarter of 2013, increased by 17.3%. Total revenue growth was driven by an increase in the subscriber base of approximately 96,000, and the adoption rate of Vivint’s smart home products and services.

“We continue to experience excellent progress with our Vivint Sky smart home cloud operating system. Customer adoption of smart home products and services was over 70% during the summer sales season, driving our Average RMR per New Subscriber to an all-time high of $62.81 for the third quarter,” said Todd Pedersen, CEO of APX Group. Mr. Pedersen added, “We are also pleased with the progress in our Wireless Internet service offering, the acquisition of a data cloud storage technology and other innovations which we believe will provide even more value for our existing and future customers.”

“While the Vivint team is extremely focused on building out our industry leading smart home platform, we are equally committed to enhancing productivity and creating value for our bondholders and shareholders,” said Mark Davies, CFO of the Company. Mr. Davies further added, “Our Adjusted EBITDA is up approximately $10 million sequentially, customer Attrition dropped to 12.8%, down from 13.7% in Q2, and our higher-margin smart home automation services drove our installed-base Average RMR per Subscriber to a record high $54.48”

Summary of Key Financial and Portfolio Metrics for the last six quarters1

($ in millions, except for subscriber data)

			Three Months Ended
	June 30,	September	December 31,	March 31,	June 30,	September 30,
	2013	30, 2013	2013	2014	2014	2014
Total Revenue	$114.3	$129.5	$132.7	$130.2	$134.2	$146.9
Adjusted EBITDA	$68.8	$77.7	$79.8	$77.9	$68.6	$78.8
Total RMR(1)	$39.3	$42.6	$42.2	$42.0	$45.8	$49.0
Total Subscribers(1)	754,304	803,413	795,500	791,571	851,129	899,174
Avg. RMR per Subscriber (1)	$52.12	$53.00	$53.05	$53.03	$53.84	$54.48
Total Net New Originations	94,395	78,309	20,439	25,004	84,695	73,220
Avg. RMR per New Subscriber (1)	$58.70	$58.61	$57.40	$58.21	$62.12	$62.81
Subscriber Account Attrition(2)	12.9%	13.0%	12.8%	13.6%	13.7%	12.8%

(1)	Total Subscribers and RMR data reflects Vivint only, excluding Wireless and is provided as of each period end
(2)	Subscriber attrition is reported on a LTM basis for each period end

Costs and Expenses

Operating expenses were $52.8 million and $141.3 million, respectively, for the three and nine month periods ended September 30, 2014, compared to $40.2 million and $124.3 million for the same periods in 2013. The principal drivers of the increase were related to growth in our subscriber base, including labor, telephony and equipment, and costs associated with our Wireless Internet service.

Selling expenses, net of capitalized subscriber acquisition costs, were $26.9 million and $81.2 million for the three and nine month periods ended September 30, 2014 compared to $26.5 million and $75.4 million for the three and nine month periods ended September 30, 2013. The year to date increase was primarily attributable to inside-sales lead generation and information technology costs.

General and administrative (“G&A”) expenses were $31.8 million and $92.3 million for the three and nine month periods ended September 30, 2014, compared to $20.7 million and $65.9 million for the three and nine month periods ended September 30, 2013. The increases were primarily driven by research and development, information technology, brand spend, and our Wireless Internet service. The three and nine month periods ended September 30, 2014, also include expenses, net of probable insurance recoveries, related to fire damage at our Lindon facility that occurred in the first quarter of 2014.

The Company’s net losses for the three and nine month periods ended September 30, 2014 were $59.5 million and $173.0 million compared to net losses of $34.9 million and $87.3 million for the same periods in 2013. Adjusted EBITDA1 for the Company was $78.8 million and $225.3 million for the three and nine month periods ended September 30, 2014, as compared to $77.7 million and $212.5 million for the three and nine month periods ended September 30, 2013.

[1]	This earning release includes Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated in accordance with GAAP.

Liquidity

As of September 30, 2014, our liquidity position on a consolidated basis, defined as cash on hand, marketable securities and available borrowing capacity under the Company’s revolving credit facility, was approximately $264 million.

Certain Credit Statistics

Our net leverage ratio, defined as the ratio of net debt to LTM Adjusted EBITDA, was 5.9x at September 30, 2014.

Other

On July 1, 2014, the Company issued an additional $100.0 million of its 8.75% Senior Notes due 2020 at a price of 102.0%

Conference Call

Vivint will host a conference call and webcast to discuss the quarterly results at 5:00 p.m. EDT today, November 11, 2014. To access the conference call, please dial (877) 201-0168 from the United States and Canada or (647) 788-4901 from outside the United States and Canada and use the conference ID 30861250. A financial results presentation and access to join the webcast will be made available immediately prior to the call on the Investor Relations section of the Company’s website at www.investors.vivint.com/events-presentations/events-calendar.

A replay of the webcast will be made available on the Investor Relations section of the Company’s website at www.investors.vivint.com for 30 days following the call.

About Vivint

Vivint is a leading provider of smart home technology. Vivint delivers services through a cloud-based platform that integrates a wide range of wireless features and components to provide simple, affordable home security, home automation and energy management. Vivint’s Home Automation package and Advanced Security package have received the Consumers Digest “Best Buy” rating. Dedicated to protecting families, increasing energy efficiency, and simplifying lives, Vivint provides services to nearly 900,000 customers throughout the United States and Canada. For more information, visit the Company’s website at www.vivint.com.

Forward Looking Statements

This earnings release and accompanying conference call include certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, our plans, strategies and prospects, both business and financial. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this earnings release other than statements of historical fact are forward-looking statements. These statements are based on the beliefs and assumptions of our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of this date hereof. You should understand that the following important factors in addition to those discussed in “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2013 (the “10- K”), filed with the Securities Exchange Commission, as such factors may be updated from time to time in our periodic filings with the SEC, which are available on the SEC’s website at www.sec.gov, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	risks of the security and home automation industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;

•	the highly competitive nature of the security and home automation industry and product introductions and promotional activity by our competitors;

•	litigation, complaints or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability;

•	adverse publicity and product liability claims;

•	increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements; and

•	cost increases or shortages in security and home automation technology products or components.

In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and our ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section of our annual report on Form 10-K for the year ended December 31, 2013 as such factors may be updated from time to time in our periodic filings with the SEC. These risk factors should not be construed as exhaustive. We disclaim any obligations to and do not intend to update the above list or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligations to update or revise publicly any forward-looking statements, whether a result of new information, future events, or otherwise.

Certain Definitions

“Total Subscribers” means the aggregate number of active subscribers at the end of a given period.

“RMR” means the recurring monthly revenue billed to a subscriber.

“Total RMR” means the aggregate RMR billed for all subscribers.

“Average RMR per Subscriber” means the Total RMR divided by Total Subscribers. This is also commonly referred to as Average Revenue per User, or “ARPU.”

“Average RMR per New Subscriber” means the aggregate RMR for new subscribers originated during a period divided by the number of new subscribers originated during such period.

“Attrition” means the aggregate number of canceled subscribers during a period divided by the monthly weighted average number of total subscribers for such period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by the Company, or if payment from such subscribers is deemed uncollectible (120 days past due). Sales of contracts to third parties and certain moves are excluded from the attrition calculation.

Contact:

Dale R. Gerard, Vice President of Finance and Treasurer

801-705-8011

dgerard@vivint.com

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Monitoring revenue	$140,227	$123,329	$393,383	$334,344
Service and other sales revenue	5,517	5,587	15,070	32,902
Activation fees	1,151	587	2,795	951

Total revenues	146,895	129,503	411,248	368,197
Costs and expenses:
Operating expenses (exclusive of depreciation and amortization shown separately below)	52,770	40,208	141,303	124,336
Selling expenses	26,884	26,488	81,202	75,394
General and administrative expenses	31,792	20,661	92,253	65,910
Depreciation and amortization	57,847	50,835	161,563	142,967

Total costs and expenses	169,293	138,192	476,321	408,607

Loss from operations	(22,398)	(8,689)	(65,073)	(40,410)
Other expenses (income):
Interest expense	38,135	30,055	109,487	83,309
Interest income	(340)	(411)	(1,464)	(1,087)
Other expenses (income), net	535	(84)	238	233
Gain on 2GIG Sale	—	(479)	—	(47,122)

Loss before income taxes	(60,728)	(37,770)	(173,334)	(75,743)
Income tax expense	(1,264)	(2,865)	(319)	11,598

Net loss	$(59,464)	$(34,905)	$(173,015)	$(87,341)

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$67,186	$261,905
Restricted cash and cash equivalents	14,214	14,375
Accounts receivable, net	9,843	2,593
Inventories, net	61,273	29,260
Prepaid expenses and other current assets	40,808	13,870

Total current assets	193,324	322,003
Property and equipment, net	51,877	35,818
Subscriber contract costs, net	530,980	288,316
Deferred financing costs, net	54,602	59,375
Intangible assets, net	740,246	840,714
Goodwill	842,665	836,318
Restricted cash and cash equivalents, net of current portion	14,214	14,214
Long-term investments and other assets, net	9,874	27,676

Total assets	$2,437,782	$2,424,434

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$40,994	$24,004
Accrued payroll and commissions	103,535	46,007
Accrued expenses and other current liabilities	67,318	33,118
Deferred revenue	36,356	26,894
Current portion of capital lease obligations	4,309	4,199

Total current liabilities	252,512	134,222
Notes payable, net	1,863,413	1,762,049
Capital lease obligations, net of current portion	8961	6268
Deferred revenue, net of current portion	32,294	18,533
Other long-term obligations	9,121	3,905
Deferred income tax liabilities	9,884	9,214
Total liabilities	2,176,185	1,934,191
Commitments and contingencies (See Note 13)
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	603,851	652,488
Accumulated deficit	(327,630)	(154,615)
Accumulated other comprehensive loss	(14,624)	(7,630)

Total stockholders’ equity	261,597	490,243

Total liabilities and stockholders’ equity	$2,437,782	$2,424,434

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Summary Cash Flow Data

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Net loss	$(173,015)	$(87,341)
Net cash provided by operating activities	91,656	139,671
Net cash used in investing activities	(332,712)	(140,722)
Net cash provided by financing activities	47,112	104,863
Effect of exchange rate changes on cash	(775)	(169)

Net (decrease) increase in cash	(194,719)	103,643
Cash:
Beginning of period	261,905	8,090

End of period	$67,186	$111,733

Statement Regarding Non-GAAP Financial Measures

Non-GAAP Financial Measures

This earnings release includes Adjusted EBITDA, which is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). Adjusted EBITDA, is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States. It is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or any other measure derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity. We define “Adjusted EBITDA” as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation, the historical results of our Solar variable interest entity and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the indenture governing our existing senior secured notes, the indenture governing our existing senior unsecured notes and the credit agreement governing our revolving credit facility. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner. We believe that Adjusted EBITDA provides useful information about flexibility under our covenants to investors, lenders, financial analysts and rating agencies since these groups have historically used EBITDA-related measures in our industry, along with other measures, to estimate the value of a company, to make informed investment decisions, and to evaluate a company’s ability to meet its debt service requirements. Adjusted EBITDA eliminates the effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Adjusted EBITDA also eliminates the effects of interest rates and changes in capitalization which management believes may not necessarily be indicative of a company’s underlying operating performance. Adjusted EBITDA is also used by us to measure covenant compliance under the indenture governing our existing senior secured notes, the indenture governing our existing senior unsecured notes and the credit agreement governing our revolving credit facility.

See the tables below for a quantitative reconciliation of Adjusted EBITDA to Net Loss, which we believe is the most comparable financial measure calculated in accordance with GAAP.

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(In millions)

(Unaudited)

			Three Months Ended
	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,
	2013	2013	2013	2014	2014	2014
Net loss	$(21.5)	$(34.9)	$(37.2)	$(47.3)	$(66.3)	$(59.5)
Interest expense, net	27.0	29.6	30.8	35.1	35.1	37.8
Other (income) expense, net	—	(0.1)	(0.3)	(0.3)	(0.1)	0.5
Income tax expense	17.5	(2.9)	(8.0)	0.2	0.7	(1.3)
Depreciation and amortization (i)	42.6	42.9	43.1	40.0	40.4	40.8
Amortization of capitalized creation costs	3.7	7.9	9.4	10.3	12.9	17.1
Non-capitalized subscriber acquisition costs (ii)	31.3	25.5	22.9	26.9	33.9	35.9
Non-cash compensation (iii)	0.4	0.6	0.6	0.5	0.5	0.5
Gain on 2GIG Sale (iv)	(46.6)	(0.5)	0.2	—	—	—
Transaction costs related to 2GIG Sale (v)	5.2	—	—	—	—	—
Transaction related costs	0.1	0.3	0.2	—	—	—
Other Adjustments (vi)	9.1	9.3	18.1	12.5	11.5	6.9

Adjusted EBITDA	$68.8	$77.7	$79.8	$77.9	$68.6	$78.8

	Nine Months Ended September 30,
	2013	2014
Net loss	$(87.3)	$(173.0)
Interest expense, net	82.2	108.0
Other (income) expense, net	0.2	0.2
Income tax expense (benefit)	11.6	(0.3)
Depreciation and amortization (i)	130.2	121.2
Amortization of capitalized creation costs	12.8	40.3
Non-capitalized subscriber acquisition costs (ii)	78.1	96.7
Non-cash compensation (iii)	1.3	1.4
Gain on 2GIG Sale (iv)	(47.1)	—
Transaction costs related to 2GIG Sale (v)	5.5	—
Transaction related costs	0.6	—
Other Adjustments (vi)	24.4	30.8

Adjusted EBITDA	$212.5	$225.3

(i)	Excludes loan amortization costs that are included in interest expense.
(ii)	Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases and, as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.
(iii)	Reflects non-cash compensation costs related to employee and director stock and stock option plans.
(iv)	Non-recurring gain on the 2GIG Sale.
(v)	Bonuses and transaction related costs associated with the 2GIG Sale.
(vi)	Other Adjustments including certain items such as product development costs, fire related expenses, subcontracted monitoring fee savings, and other similar adjustments.